EXHIBIT 6


                           CERTIFICATE OF DESIGNATION
                  OF PREFERENCES OF SERIES B PREFERRED STOCK OF
                             THE CERPLEX GROUP, INC.
                             a Delaware Corporation



                  The undersigned, James T. Schraith and Frederic A. Randall, Jr., hereby certify that:

                  (a) They are the duly elected and acting President and Secretary, respectively, of The Cerplex Group, Inc., a Delaware corporation (the "Corporation").

                  (b) Pursuant to the authority conferred upon the Board of Directors of the Corporation by paragraph B of Article IV of the Corporation's Certificate of Incorporation (the "Certificate"), the Board of Directors of the Corporation on June 7, 1996 adopted the following resolutions creating a series of preferred stock designated as Series B Preferred Stock;

                  WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

                  WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

                  WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, qualifications, limitations and restrictions relating to Series B Preferred Stock and the number of shares constituting, and the designation of, such series:

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, the series of Preferred Stock is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows:

                  1.  Designation.    The  series  of  Preferred  Stock  of  the
Corporation shall be designated as "Series B Preferred Stock,"
$0.001 par value.


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                  2.  Authorized-Number.  The number of shares  constituting the
Series B Preferred Stock shall be Eight Thousand (8,000) shares. The Board of Directors is authorized to decrease the number of shares of any series of preferred stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                  3. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. The Board of Directors shall not pay any dividend to the holders of the Common Stock unless and until it has paid an equivalent dividend, based upon the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible as of the record date for the payment of the dividend, to the holders of the Series B Preferred Stock. In addition to the foregoing, in the event the Corporation should fail to register the shares of Common Stock into which the Series B Preferred Stock are convertible under the Securities Act of 1933, as amended, within one hundred fifty (150) days following the closing of that certain Stock Purchase Agreement dated June 10, 1996 by and between the Corporation and the holders of Series B Preferred Stock (the "Original Issue Date"), as provided in that certain Fourth Amendment to Registration Rights Agreement between the Corporation, the holders of Series B Preferred Stock and certain other securityholders of the Corporation entered into on the Original Issue Date, the holders of Series B Preferred Stock shall be entitled to receive a dividend at the rate of $0.83 1/3 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per day for each day after one hundred fifty (150) days following the Original Issue Date during which the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock are not so registered, which dividends shall accrue beginning one hundred fifty (150) days following the Original Issue Date until such shares of Common Stock are so registered. Such dividend shall be payable quarterly on the first day of each calendar quarter commencing with the first calendar quarter ending after one hundred fifty (150) days following the Original Issue Date. The foregoing notwithstanding, (i) such dividends shall not be payable if the failure to register the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock is a direct result of the actions of the holders of Series B Preferred Stock, and (ii) the aggregate amount of dividends payable on each share of Series B Preferred Stock pursuant to the foregoing shall not


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exceed $500 per share (as  adjusted  for any stock  dividends,  combinations  or splits with respect to such shares).

                  4.  Liquidation Preference.

                           (A)      In the event of any liquidation, dissolution
or winding up of the Corporation, whether voluntary or involuntary, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2,000 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share (the "Liquidation
Preference") for each share of Series B Preferred Stock then held by such holder. If upon the occurrence of any such event, the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence, entire assets and funds of the Corporation legally available for distribution shall be distributed ratably upon the holders of Series B Preferred Stock in proportion to the product of the Liquidation Preference of each such share and the number of such shares owned by each such holder.

                           (B)      After the distributions described in Section
4(A) above have been paid, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based upon the number of shares of Common Stock held by each stockholder.

                           (C)      For purposes of this Section 4, (i) any
acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) in which in excess of 50% of the Corporation's voting power is transferred to a person or persons different from those who held such prior to such transaction or (ii) a sale of all or substantially all of the assets of the Corporation or (iii) any other transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred to a person or persons different from those who held such securities prior to such transaction, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B
Preferred  Stock  to receive at  the  closing  in  cash,  securities  of  other


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property (valued as provided in Section 4(D) below) the Liquidation Preference.

                           (D)      Whenever the distribution provided for in
this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be as follows:

                           (i) Securities not subject to investment letters or other similar restrictions on free marketability;

                                    (A)  If  traded  on  a  securities  exchange
                  (which shall include the Nasdaq National Market), the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30- day trading period ending three (3) days prior to the closing,

                                    (B) If  traded  over-the-counter,  the value
                  shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day trading period ending three (3) days prior to the closing as reported in pink sheets or other publications reasonably selected by the Board of Directors; and

                                    (C) If there is no public market,  the value
                  shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                           (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                  5. Redemption. Except as provided in Section 6(C) below, the Series B Preferred Stock is not redeemable.

                  6. Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

                            (A) Right  to  Convert.   Each  share  of  Series  B
Preferred Stock shall be convertible into shares of Common Stock at any time commencing ninety (90) days after the Original Issue Date subject to the following terms and provisions:



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                       (i)      The Series  B  Preferred  Stock  shall  be
         convertible in minimum amounts of at least twenty-five (25) preferred shares.

                      (ii) Each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock equal to $1,000.00 (the "Original Issue Price") divided by the Conversion Price (as defined below). The Conversion
         Price shall be the lower  of:

                           (1) 80% of the average closing bid price of the Common Stock for the ten (10) trading days ending three (3) days prior to the date of the notice of conversion delivered as provided in Section 6(D) below; or

                           (2) $5.07 (as adjusted for any stock dividends, combinations or splits with respect to such shares of Common Stock).

                  (B) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into the number of shares of Common Stock, determined as provided in Section 6(A) above, upon the earlier to occur of (i) five (5) years following the Original Issue Date, or (ii) five (5) days after written notification to the holders of the Series B Preferred Stock by the Corporation that the price of the Common Stock for thirty (30) consecutive trading days has exceeded $19.13 per share, as adjusted for stock dividends, combinations or splits. Such price shall be calculated as follows:

                      (i) If traded on a securities exchange (which shall include the Nasdaq National Market), the value shall be deemed to be the closing sales price of the securities on such exchange for each trading day during the applicable 30- day trading period; and

                      (ii) If traded over-the-counter, the value shall be deemed to be the closing bid or sales price (whichever are applicable) for each trading day during over the applicable 30-day trading period.

                  (C) Limitation on Conversion; Redemption.

                  (i) Anything hereunder to the contrary notwithstanding, the Corporation shall not be required to issue upon conversion of the Series B Preferred Stock more than an aggregate of 2,679,484 shares of Common Stock (the "Nasdaq Cap"), if the issuance of a larger number of shares would constitute a breach of the Corporation's obligations under its agreements with the National Association of Securities Dealers, Inc. (the "NASD") or the Bylaws of the NASD. Subject to the obligation of the Corporation to effect certain redemptions and the exception as provided below, if further issuances of shares of Common Stock upon the conversion of shares of Series B Preferred Stock would constiute a


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breach of the Corporation's  obligations under any applicable agreement with the
NASD or the NASD Bylaws because all of the shares permitted to be issued under the Nasdaq Cap shall have been previously issued, and so long thereafter as such limitation shall continue to be applicable, and any shares of Series B Preferred Stock are submitted for conversion, such shares shall receive an amount equal to the Liquidation Preference for such shares as provided in Section 4(A) above in lieu of the shares of Common Stock which would otherwise be issued upon such conversion. Payment of such cash amounts shall be made within five (5) business days following the date of the notice of conversion as provided in Section 6(D) below. In the event the Corporation for any reason should fail to make any such payment within such five (5) day period, the unpaid amount shall bear interest at the rate of 1/10 of one percent (0.1%) per day, or the maximum rate permitted by law, whichever is lower. The amount of shares of Common Stock subject to the Nasdaq Cap shall be adjusted for stock dividends, combinations or splits. In the event the Nasdaq Cap should continue to be applicable to the issuance of shares of Common Stock upon conversion of the shares of Series B Preferred Stock ninety
(90) days following the Original Issue Date, the Corporation shall redeem the minimum number of shares of Series B Preferred Stock such that the Corporation's agreements with the NASD or the Bylaws of the NASD regarding the Nasdaq Cap will not be breached upon the conversion of the remaining shares of Series B Preferred Stock outstanding following such redemption. In such event, the redemption price to be paid by the Corporation shall be equal to the Liquidation Preference as provided in Section 4(a) above. Any redemption effected pursuant to the preceding provisions shall require no more than ten (10) days notice and the redemption dates shall be on or before one hundred five (105) days following the Original Issue Date. Any such redemption shall be effected pro rata among the holders of Series B Preferred Stock. If the funds of the Corporation legally available for redemption of Series B Preferred Stock are insufficient to redeem the number of shares to be so redeemed as provided above, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem as provided above but which have not been redeemed. If for any reason any shares of Series B Preferred Stock are not redeemed on the date when such shares were to have been so redeemed, as provided above, the unpaid redemption price which should have been paid shall bear interest until fully paid at the rate of 1/10 of one percent (0.1%) per day, or the maximum rate permissible by law, whichever is lower.

             (ii)     Notwithstanding anything to the contrary in
Section 6(C)(ii) above, if the redemption of any of the shares of Series B Preferred Stock, or the payment of any Liquidation Preference in lieu of the


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delivery of shares of Common Stock as provided above, would violate covenants of any agreement of the Company with its secured lenders existing as of the Original Issue Date, the shares of Series B Preferred Stock will not be redeemed unless the lenders consent to the redemption or payment of the Liquidation Preference. If for any reason the Corporation (A) (i) fails to issue and deliver shares of Common Stock upon conversion, or (ii) fails to pay the Liquidation Preference in lieu of issuing and delivering shares of Common Stock upon conversion; or (B) fails to redeem shares of Series B Preferred Stock as a result of the Nasdaq Cap remaining in effect one hundred five (105) days after the Original Issue Date as provided above, then in either such event, anything herein to the contrary notwithstanding, the Corporation shall issue and deliver shares of Common Stock upon conversion of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

                  (D)  Mechanics  of  Conversion.  Before any holder of Series B
Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall give written notice (which may be by mail, postage prepaid or by facsimile transmission) to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Promptly thereafter the holder shall by messenger or overnight delivery surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, as soon as practicable after receipt of such notice, issue and deliver to or upon the order of such holder of the Series B Preferred Stock, or to the nominee or nominees of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The Corporation shall use its best efforts to effect such issuance within 48 hours of the receipt of the certificates representing the shares to be converted and shall transmit the certificates by messenger or overnight delivery service to the address designated by such holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given, or in the case of automatic conversion pursuant to Section 6(B), the effective date of automatic conversion as provided in Section 6(B), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.



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                  (E)  Adjustments to Conversion  Ratio for Stock  Dividends and
for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the purchase date of the Series B Preferred shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of
Common  Stock  shall  be  combined  or  consolidated,   by  reclassification  or
otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock into which the Series B Preferred Stock can be converted shall be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (F) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(E) above or a merger or other reorganization referred to in Section 4(C) above), the number of shares of such other class or classes of stock into which the Series B Preferred Stock shall be convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

                  (G) Rights Offerings. In the event the Corporation shall issue and distribute to all holders of Common Stock in any manner on or after the date of the filing of this Certificate of Designation any rights to subscribe for, or any rights or options to purchase, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, which rights or options


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do not  result  in any  adjustment  to the  number  of shares of Common or other classes of stock into which the Series B Preferred Stock can be converted under either Section 6(E) or Section 6(F) above, then the Corporation shall issue and distribute such rights or options to the holders of Series B Preferred Stock to the same extent as though they were holders, at the time of such distribution, of that number of shares of Common Stock into which the shares of Series B Preferred Stock held by each holder could be then be converted as of the record date for the issuance of such Convertible Securities.

                  (H) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                  (I) No Fractional Shares and Certificate as to Adjustments.

                           (i)      No fractional shares shall be issued upon
conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is then converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                          (ii)      Upon the occurrence of each adjustment or
readjustment of the number of shares of Common Stock into which the Series B Preferred Stock can be converted pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the conversion ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.



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                  (J) Notices of Record Date.  In the event of any taking by the
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (K) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (L) Notices.  Any notice  required by the  provisions  of this
Section 6 to be given to the holders of Series B Preferred Stock shall be deemed given at the time deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Any notice to be given to the Corporation by a holder of Series B Preferred Stock shall be given as provided in Section 6(D) above.

                  7.  Voting Rights.

                  (A) Except as otherwise provided by law, each holder of shares of Series B Preferred Stock shall be entitled to vote with the holders of Common Stock on an as-converted basis (assuming for the purpose of this Section 7(A) that the Conversion Price is determined according to Section 6(A)(ii)(2) above) as a single class on all matters presented for stockholder vote, and shall be, entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes, as determined on an aggregate conversion basis for each holder, shall not, however, be permitted and any fractional voting rights resulting from the conversion of Series B Preferred Stock into Common Stock shall be rounded to the nearest whole number (with one-half being rounded upward).



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                  8.  Protective  Provisions.  Notwithstanding  anything  to the contrary in the foregoing provisions and for so long as at least 800 shares of Series B Preferred Stock remain issued and outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the voting power of the then outstanding shares Series B Preferred Stock, voting together as one class:

                  (A) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock;

                  (B)  create   (by   new    authorization    reclassification,
recapitalization, designation or otherwise) or issue any class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over the Series B Preferred Stock with respect to voting, dividends or upon liquidation;

                  (C) increase the authorized number of shares of the Series B Preferred Stock; or,

                  (D) amend this Section 8.

                  9. Status of Converted Stock. In the event any Series B Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be promptly cancelled after the conversion thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify, and file a Certificate of Designation of Preferences in accordance with Delaware law.



                                      6-11

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
certificate and do affirm the foregoing as true under penalty of perjury this 7th day of on June, 1996.




                                            ____________________________
                                            James T. Schraith, President



                                            ____________________________
                                            Frederic A. Randall, Jr.,
                                            Secretary



                                      6-12